Exhibit 4.10

Form 51-102F3

Material Change Report

Item 1            Name and Address of Company

AltaGas Ltd. (“AltaGas” or the “Corporation”)

1700, 355 — 4th Avenue, S.W.

Calgary, Alberta

T2P 0J1

Item 2            Date of Material Change

September 30, 2019

Item 3            News Release

A news release disclosing the material change was issued on September 30, 2019 through the news wire services of Cision.

Item 4            Summary of Material Change

On September 30, 2019, the Corporation announced that it had entered into a definitive agreement for the sale of its indirect, non-operating interest in the Central Penn Pipeline (Central Penn) held by its subsidiary WGL Midstream, Inc. (WGL Midstream) to Meade Pipeline Investment, LLC, a subsidiary of NextEra Energy Partners, LP. Total gross proceeds for WGL Midstream’s interest is approximately $870 million (US$657 million).

Item 5            Full Description of Material Change

On September 30, 2019, the Corporation announced that it had entered into a definitive agreement for the sale of its indirect, non-operating interest in the Central Penn Pipeline (Central Penn) held by its subsidiary WGL Midstream, Inc. (WGL Midstream) to Meade Pipeline Investment, LLC, a subsidiary of NextEra Energy Partners, LP. Total gross proceeds for WGL Midstream’s interest is approximately $870 million (US$657 million). The transaction is expected to close in the fourth quarter of 2019 and is subject to customary closing conditions and regulatory approvals.

Central Penn is a FERC-regulated, 185-mile pipeline that originates in Susquehanna County, Pennsylvania, and extends to Lancaster County, Pennsylvania. It is an integral part of the larger Atlantic Sunrise project operated by The Williams Companies through Transcontinental Gas Pipe Line Company, LLC (Transco). The pipeline went into service in October 2018 and has the capacity to deliver up to approximately 1.7 Bcf/d of natural gas from the northeastern Marcellus producing area to markets in the mid-Atlantic and Southeastern regions of the United States.

In February 2014, WGL Midstream and certain partners formed Meade Pipeline Co LLC (Meade). Meade (39 percent) and Transco (61 percent) have joint ownership of Central Penn. WGL Midstream holds a 55 percent interest in Meade (21 percent indirect interest in Central Penn).

Item 6            Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7            Omitted Information

Not applicable.

Item 8            Executive Officer

Inquiries in respect of the material change referred to herein may be made to:

Bradley B. Grant

Executive Vice President and Chief Legal Officer

AltaGas Ltd.

Tel: (403) 691-7575

Item 9            Date of Report

October 17, 2019.

Cautionary Statement Regarding Forward-Looking Information

This document contains forward-looking information (forward-looking statements). Words such as “may”, “can”, “will”, “plan”, “anticipate”, “believe”, “focus”, “strive”, “forecast”, “expect”, “project”, “target”, “potential”, “objective”, “continue”, “outlook”, “vision”, “opportunity” and similar expressions suggesting future events or future performance, as they relate to AltaGas are intended to identify forward-looking statements. In particular, this document contains forward-looking statements with respect to, among other things, transaction closing dates, strategy and anticipated asset sales. Specifically, such forward-looking statements included in this document include, but are not limited to, statements with respect to the following: timing for the closing of the sale of the WGL Midstream’s interest in Central Penn. AltaGas’ forward-looking statements are subject to certain risks and uncertainties which could cause results or events to differ from current expectations, including, without limitation those factors discussed under the heading “Risk Factors” in AltaGas’ AIF for the year ended December 31, 2018. Many factors could cause AltaGas’ or any particular business segment’s actual results, performance or achievements to vary from those described in this document. Should one or more of these risks or uncertainties materialize, or should assumptions underlying forward-looking statements prove incorrect, actual results may vary materially from those described in this document as intended, planned, anticipated, believed, sought, proposed, estimated, forecasted, expected, projected or targeted and such forward-looking statements included in this document, should not be unduly relied upon. The impact of any one assumption, risk, uncertainty or other factor on a particular forward-looking statement cannot be determined with certainty because they are interdependent and AltaGas’ future decisions and actions will depend on management’s assessment of all information at the relevant time. Such statements speak only as of the date of this document. AltaGas does not intend, and does not assume any obligation, to update these forward-looking statements except as required by law. The forward-looking statements contained in this document are expressly qualified by these cautionary statements.